Exhibit 99.1

NEWS RELEASE
SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN PRE-TAX
ANNUAL AND FOURTH QUARTER EARNINGS

Aiken, South Carolina (January 29, 2018) - Security Federal Corporation ("Company") (OTCBB:SFDL), the holding company for Security Federal Bank ("Bank"), today announced earnings for the year and quarter ended December 31, 2017.  Net income before taxes increased $509,000 or 6.4% to $8.4 million for the year ended December 31, 2017 compared to $7.8 million in 2016.

On December 22, 2017, the Tax Cuts and Jobs Act ("Act") was signed into law which reduced the federal corporate tax rate from 35% to 21%, effective January 1, 2018. As a result of the reduction in the corporate income tax rate, the Company revalued its net deferred tax asset as of December 31, 2017. The impact was a one-time, non-cash charge to income tax provision of approximately $628,000. As a result, the Company reported net income available to common shareholders of $5.9 million or $2.01 per common share (basic) for the year ended December 31, 2017 compared to $6.2 million or $2.09 per common share (basic) for the year ended December 31, 2016.

Chief Executive Officer Chris Verenes commented, "2017 was a solid year for Security Federal with strong growth in core earnings and continued loan growth. The results were muted slightly as a result of the Act however, looking beyond this we expect to see significant future benefits from the legislation."

Net loans receivable grew $30.8 million or 8.6% to $390.5 million at December 31, 2017 from $359.7 million at December 31, 2016.  Total deposits increased $48.0 million or 7.3% to $702.1 million at December 31, 2017 compared to $654.1 million at December 31, 2016.  As a result, net interest income increased $740,000 or 3.0% to $25.6 million for the year ended December 31, 2017.

Non-performing assets improved $1.4 million or 17.0% to $6.8 million at December 31, 2017 from $8.2 million at December 31, 2016. Non-performing assets represented 0.79% and 1.01% of total assets at December 31, 2017 and 2016, respectively. Consistent with the decrease in non-performing assets, total charges to the provision for loan losses decreased as well. Total charges to the provision were $300,000 for the year ended December 31, 2017, $200,000 of which was recorded during the fourth quarter. The provision for loan losses was $500,000 for both the quarter and year ended December 31, 2016.

Non-interest income increased $943,000 or 14.7% to $7.3 million for the year ended December 31, 2017 from $6.4 million for the same period in 2016. The increase was primarily due to a $224,000 increase in gain on sale of loans combined with a $632,000 increase in bank owned life insurance income. During 2017, the Bank recognized $654,000 in death benefits in addition to $506,000 in income related to an increase in the cash surrender value of the policies.

Non-interest expense increased $1.4 million or 6.0% to $24.3 million for the year ended December 31, 2017 compared to $22.9 million for the year ended December 31, 2016. The most significant increase was in salaries and employee benefits expense, which increased $1.3 million or 10.3%.  The increase in non-interest expense was partially offset by a decrease in prepayment penalties on FHLB advances. The Bank prepaid $17.9 million in higher rate FHLB advances and incurred $789,000 in prepayment penalties during 2016 compared to no prepayment penalties in 2017.

Net income available to common shareholders for the quarter ended December 31, 2017 was $909,000 or $0.31 per common share (basic) compared to $1.4 million or $0.49 per common share (basic) for the same quarter in 2016.

During the fourth quarter of 2016, the Company received a one-time preferred stock redemption discount of $660,000. The discount was recognized in net income available to common shareholders during the quarter and year ended December 31, 2016 and also contributed to the higher earnings for the quarter and year ended December 31, 2016 compared to the same periods in 2017. Excluding the effects of the tax reform in 2017 and the preferred stock redemption discount in 2016, fourth quarter net income available to common shareholders increased $768,000 or 99.9% to $1.5 million in 2017 compared to $769,000 for the same quarter in 2016.

Total assets increased $56.1 million or 6.9% to $868.8 million at December 31, 2017 from $812.7 million at December 31, 2016. Investment and mortgage-backed securities increased $24.4 million or 6.3% to $412.1 million at December 31, 2017 from $387.6 million at December 31, 2016.

Security Federal Bank has 15 full service branch locations in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Wagener, and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank's wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

	INCOME STATEMENT HIGHLIGHTS

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Total interest income	$7,620	$7,077	$29,787	$28,388

Total interest expense	1,103	924	4,175	3,516

Net interest income	6,517	6,153	25,612	24,872

Provision for loan losses	200	500	300	500

Net interest income after provision for loan losses	6,317	5,653	25,312	24,372

Non-interest income	1,552	1,328	7,344	6,401

Non-interest expense	6,038	6,004	24,302	22,928

Income before income taxes	1,831	977	8,354	7,845

Writedown of deferred tax assets	628	-	628	-

Provision for income taxes	294	115	1,808	1,920

Net income	909	862	5,918	5,925

Preferred stock dividends	-	(93)	-	(423)

Redemption of preferred stock	-	660	-	660

Net income available to common shareholders	$909	$1,429	$5,918	$6,162

Earnings per common share (basic)	$0.31	$0.49	$2.01	$2.09

Earnings per common share (diluted)	$0.30	$0.46	$1.91	$1.99

	BALANCE SHEET HIGHLIGHTS

	December 31,
	2017	2016	% Change

Total assets	$868,813	$812,682	6.9%

Cash and cash equivalents	10,320	9,375	10.1%

Total loans receivable, net	390,493	359,723	8.6%

Investment & mortgage-backed securities	412,055	387,643	6.3%

Deposits	702,107	654,103	7.3%

Borrowings	82,706	81,972	0.9%

Shareholders' equity	77,923	71,112	9.6%

Non performing assets	6,833	8,236	-17.0%

Non performing assets to total assets	0.79%	1.01%	-22.4%

Allowance as a percentage of gross loans, held for investment	2.08%	2.30%	-9.6%

Book value per share	$26.46	$24.14	9.6%